Exhibit 99.1
SEMPRA
Table A
SEMPRA ADJUSTED EPS GUIDANCE RANGES
Sempra 2025 and 2026 Adjusted EPS Guidance Ranges are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity and interest rate derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.

RECONCILIATION OF SEMPRA 2025 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA 2025 GAAP EPS GUIDANCE RANGE

Sempra 2025 Adjusted EPS Guidance Range of $4.30 to $4.70 excludes items (after the effects of income taxes and, if applicable, noncontrolling interests) as follows:

▪$(462) million impact from regulatory disallowances at Sempra California consisting of:
◦$(437) million estimated charge that will be recognized in the fourth quarter of 2025 related to the California Public Utilities Commission’s (“CPUC”) proposed decision for SDG&E’s Track 2 request in its 2024 General Rate Case (“Track 2 PD”), which such estimate may differ substantially from actual results depending on various factors, including the timing and outcome of the CPUC’s final decision in SDG&E’s Track 2 request
◦$(25) million impact from regulatory disallowances related to the recovery of coronavirus disease 2019 costs for the nine months ended September 30, 2025
▪$(121) million impact from foreign currency and inflation on our monetary positions in Mexico for the nine months ended September 30, 2025
▪$(36) million net unrealized losses on commodity derivatives for the nine months ended September 30, 2025
▪$(9) million net unrealized losses on interest rate swaps related to the initial phase of the Port Arthur LNG liquefaction project (“PA LNG Phase 1 project”) for the nine months ended September 30, 2025
▪$(540) million net income tax expense as a result of management’s decision to classify Sempra Infrastructure Partners, LP (“SI Partners”) and Ecogas México, S. de R.L. de C.V. (“Ecogas”) as held for sale for the nine months ended September 30, 2025, which such amounts could change in future periods until the dates of sale:
◦$(705) million income tax expense to adjust deferred income tax liabilities primarily related to the outside basis differences in our investment in SI Partners
◦$(26) million income tax expense due to the recognition of a Mexican deferred tax liability on our outside basis difference in Ecogas
◦$191 million net income tax benefit from changes to a valuation allowance against certain tax credit carryforwards offset by changes in state income tax apportionment
▪$(78) million income tax expense from changes to a valuation allowance against foreign tax credits that were carried forward from the implementation of the Tax Cut and Jobs Act of 2017 (“TCJA”) for the nine months ended September 30, 2025

Sempra 2025 Adjusted EPS Guidance Range should not be considered an alternative to Sempra 2025 GAAP EPS Guidance Range. The table below reconciles Sempra 2025 Adjusted EPS Guidance Range to Sempra 2025 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EPS GUIDANCE RANGE TO GAAP EPS GUIDANCE RANGE

	Full-Year 2025
Sempra GAAP EPS Guidance Range	$2.38	to	$2.78
Excluded items:
Impact from regulatory disallowances	0.71		0.71
Impact from foreign currency and inflation on monetary positions in Mexico	0.19		0.19
Net unrealized losses on commodity derivatives	0.06		0.06
Net unrealized losses on interest rate swaps related to PA LNG Phase 1 project	0.01		0.01
Tax items related to assets held for sale	0.83		0.83
Impact from foreign tax credit valuation allowance related to TCJA	0.12		0.12
Sempra Adjusted EPS Guidance Range	$4.30	to	$4.70
Weighted-average common shares outstanding, diluted (millions)			654

SEMPRA 2026 ADJUSTED EPS GUIDANCE RANGE

We are unable to reconcile Sempra 2026 Adjusted EPS Guidance Range of $4.80 to $5.30 to Sempra 2026 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP, because we cannot reasonably estimate the forward-looking amount or range of amounts of reasonably estimable GAAP amounts for, or the probable significance of, each of the following future events:

▪impact from foreign currency and inflation on our monetary positions in Mexico
▪net unrealized gains and losses on commodity derivatives
▪net unrealized gains and losses on interest rate swaps related to the PA LNG Phase 1 project
▪any potential gain from the proposed sale of Ecogas
▪any potential gain from the agreement to sell an equity interest in SI Partners to KKR Partners that was entered into in September 2025, as the purchase price is subject to closing adjustments, post-closing adjustments, and tax items related to our outside basis difference in SI Partners that is subject to adjustments based on changes in carrying value, foreign exchange rates and inflation until the date of sale